ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            WORLDWIDE EQUIPMENT CORP.

         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the "Act"), the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         1. The name of this Corporation is WORLDWIDE EQUIPMENT CORP., INC., Charter No. P93000043191 filed on June 14, 1993.

         2. The Amendment to the Articles of Incorporation set forth below was adopted by all of the Directors of the Corporation, on December 12, 1997 in the manner prescribed by Section 607.1005 of the Act. Shareholder action was not required.

         3. Article Three of the Articles of Incorporation of the Corporation shall be amended and restated in its entirety to read as follows:

                                  ARTICLE THREE

                                AUTHORIZED SHARES

         The total number of shares of capital stock which the Corporation has the authority to issue is 26,000,000 consisting of:

         (1) 25,000,000 shares, par value $0.001 per share, designated as Common Stock (the "Common Stock"); and

         (2) 1,000,000 shares, par value $0.001 per share, designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

         The powers, preferences, rights, qualifications, limitations, and restrictions of the Common Stock and Series A Preferred Stock are as follows:

                                 A. COMMON STOCK

         1. Divided Rights. Subject to the rights of shares ranking senior to the Common Stock, dividends may be paid upon the Common Stock, when and as declared by the Board of Directors, but only out of funds legally available therefore.

         2. Rights on Liquidation and Ranking. In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Corporation, and after the stated amounts



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payable in such event on shares ranking senior to the Common Stock shall have been paid in full or provision for the payment thereof shall have been made the remairiing net assets of the Corporation shall be distributed pro rata to the holders of Common Stock.

         3. Voting Rights. Except as otherwise provided by law or as otherwise expressly provided herein, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.

                           B. SERIES A PREFERRED STOCK

         1.       Dividend Rights.

                  1.1 Subject to the rights of shares ranking senior to the Series A Preferred Stock, dividends may be paid upon the Series A Preferred Stock, when and as declared by the Board of Directors, but only out of funds legally available therefore.

                  1.2 So long as any shares of Series A Preferred Stock are outstanding the Corporation shall not declare, pay or set wide for payment any dividend (other than in shares of Junior Stock (as hereinafter defined)) or other distribution in respect of its Junior Stock, or call for redemption, redeem, purchase or otherwise acquire for any consideration (other than shares of its Junior Stock) any shares of its Junior Stock, any warrants, rights, calls or options exercisable for any shares of Junior stock unless all dividends accumulated and unpaid with respect to the Series A Preferred Stock are simultaneously declared and paid. "Junior Stock" means Common Stock (as hereinafter defined) or any other series of preferred stock of the Corporation which ranks junior to or on a parity with (as determined pursuant to Paragraph
5) the Series A Preferred Stock. "Common Stock" means the common stock of the Corporation and any shares of successor or replacement stock.

                  1.3 So long as any Series A Preferred Stock remain outstanding the Corporation shall not make any compensation payments to any officer or director thereof that exceed the compensation levels of the officers and directors at comparable companies performing comparable services as determined by the Corporation's Board of Directors in its reasonable business judgment.

                  1.4 So long as any Series A Preferred Stock remain outstanding, the Corporation shall not pay any management or consulting fees to an Affiliate (as hereinafter defined) thereof that exceed management or consulting fees that are usual and customary for comparable services performed by an unrelated party as determined by the Corporation's Board of Directors in its reasonable business judgment. "Affiliate" means any corporation, person, or entity controlling, controlled by or under common control with another.

                  1.5 Each Holder shall be entitled to participate with the holders of Common Stock equally and ratably (on the basis of the number of shares of Common

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Stock such Holder would then own if then converted its Series A Preferred Stock pursuant to Paragraph 4) in any subscription rights or other similar rights to acquire securities or property of the Corporation granted to any holders of Common Stock.

         2.       Rights on Liquidation and Ranking.

                  2.1 In the event of the liquidation, dissolution, winding-up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary ("Liquidation"), the Holder of a share of Series A Preferred Stock shall be entitled to receive with respect to such share of Series A Preferred Stock, after the satisfaction of all distributions to holders of other series of preferred stock, if any, which are required (at the direction of the holder thereof or otherwise) to be redeemed prior to or in connection with the consummation of such Liquidation or which are expressly senior in liquidation preference to the Series A Preferred Stock, including any series of preferred stock which is mandatorily redeemable (collectively, the "Senior Payments") but before any distribution is made to or set aside for the holders of Common Stock or any other series of preferred stock of the Corporation, if any, which are not then required to be redeemed or which are junior in liquidation preference to Series A Preferred Stock, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to Four Dollars ($4.00) per share (the "Liquidation Preference"). If, after the satisfaction of all Senior Payments, the assets Corporation available for distribution to Holders shall be insufficient to permit the payment in full of the amount due the Holders pursuant to this Paragraph 2, then the entire assets of the Corporation available for distribution to Holders after the satisfaction of all Senior Payments shall be distributed pari passu among the Holders and the holders of other series of preferred stock which are not junior in liquidation preferences to the Series A Preferred Stock, if any, in accordance with their respective liquidation preferences. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the Holders of the Series A Preferred Stock shall be reasonably determined in good faith by the Board of Directors. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the Holders of the Series A Preferred Stock, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of Holders of a majority of the Series A Preferred Stock at any time within thirty (30) calendar days after written notice of the essential terms of such transaction shall have been given to the Holders of the Series A Preferred Stock in the manner provided by law for the giving of notice of meetings of Shareholders. Such notice shall be given by the Corporation immediately following determination of such essential terms.


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                  2.2 With regard to rights to receive distributions upon
Liquidation of the Corporation and dividends, the Series A Preferred Stock shall rank senior to the Common Stock and any other equity securities of the Corporation that by their terms are not made senior to or on a parity with the Series A Preferred Stock as to such rights.

         3.       Voting Rights.

                  3.1 Except as otherwise provided by law or herein, the Holders of the Series A Preferred Stock shall not have any voting rights.

                  3.2 So long as any of the shares of Series A Preferred Stock are outstanding the Corporation will not, without the affirmative vote or consent of the Holders of at least seventy percent (70%) of the shares of Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for such purpose, with the Holders of the Series A Preferred Stock voting or consenting separately as a class:

                           A. amend, alter or repeal any of the provisions of the Corporation's Articles of Incorporation or bylaws or the resolution providing for the issue of the Series A Preferred Stock or pass any shareholder resolution, including such action effected by merger or similar transaction in which the Corporation is the surviving corporation, if such amendment or resolution would affect adversely the preferences, special rights or powers of the Series Preferred Stock except if such action is otherwise permitted under the other provisions of this Paragraph 3.2;

                           B.       increase or decrease (other than by
                                    redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

                           C. issue any capital stock which ranks senior to or on a parity with the Series A Preferred Stock with respect to rights to receive distributions upon liquidation, dissolution, or winding up of the Corporation or with respect to dividends; or

                           D. purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the shares of Series A Preferred Stock while there exists any arrearage in the payment of cumulative dividends hereunder.


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                  3.3 In the event of an issuance by means of a stock split, reverse split or stock dividend or other similar event or reclassification of shares of Common Stock outstanding, the voting rights of the Series A Preferred Stock shall be fairly and equitably (in the judgment of the Board Of Directors of the Corporation) adjusted at the same time and in the same manner as the adjustment is made in the rights of the Common Stock in order to maintain the same voting rights as the Series A Preferred Stock had on the date of issuance.

                  3.4 Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each Holder.

         4.       Conversion Rights - Common Stock.

                  4.1 Number of Shares of Series A Preferred Stock. The shares of Series A Preferred Stock shall be immediately convertible in whole (but not in part), at the option of the Holder thereof, without additional consideration (cash or otherwise), into two (2) shares of fully paid and non-assessable shares of Common Stock (the "Conversion Ratio"), provided, however, if the Company includes such shares of Preferred Stock in a registration statement filed with the Securities and exchange Commission and on the date such registration is declared effective (the "Effective Date") the fair market value of a share of Common Stock is less than $2.00, then the Conversion Ratio shall be adjusted so that each share of Preferred Stock shall be convertible into such number of shares of Common Stock as shall have an aggregate fair market value of $4.00 on such date.

                  4.2      Automatic Conversion.

                           (A) All outstanding shares of Series A Preferred
Stock will be deemed automatically converted into such number of shares of Common Stock as determined in accordance with paragraph 4.1 hereof upon July 1, 1999 (the "Automatic Conversion Date").

                           (B) On or after the date of occurrence of the
Automatic Conversion Date, each holder of record of shares of Series A Preferred Stock will surrender such holder's certificates evidencing such holder's shares of Series A Preferred Stock at the principal office of the Corporation or at such other place as the Corporation will designate, and will thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Series A Preferred Stock are converted. On the Automatic Conversion Date, each holder of record of shares of Series A Preferred Stock will be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock will not have been surrendered at the office of the Corporation, that notice from the Corporation will not have been received by any holder of record of shares of Series A Preferred Stock, or that the certificates evidencing such share of Common Stock will not then be actually delivered to such holder.

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                  4.3 Conversion Upon Reorganization. In case of any
reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of shares of Series A Preferred Stock do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series A Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed such event, and in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

                  4.4 Conversion Method. Any Holder of shares of Series A Preferred Stock may, at any time, exercise the conversion rights as to such shares of Series A Preferred Stock by delivering to the Corporation during regular business hours, a notice requesting conversion on a specified date and the number of Series A Preferred Stocks that the Holder elects to convert (a "Notice of Conversion"). The Notice of Conversion shall also state the names and addresses of the persons to whom certificates for shares of Common Stock shall be issued, the denominations of such certificates and reasonable delivery instructions with respect thereto. The term Automatic Conversion Date shall mean the date so specified in the applicable Notice of Conversion, which date may not be mom than three (3) trading days prior to the date on which the Holder has telecopied to the Corporation such Notice of Conversion. Promptly following each Automatic Conversion Date, each Holder shall surrender to the Corporation the Certificate or Certificates representing the specified portion of the total number or shares of Series A Preferred Stock held by such Holder subject to the Notice of Conversion, duly endorsed, at the offices of the Corporation; provided the conversion shall be deemed effected on the Automatic Conversion Date so long as such Certificate or Certificates are delivered to the Corporation within three (3) business days of the date of the Notice of Conversion. The person in whose name any certificate for shares of Common Stock is issuable upon the conversion shall be deemed to have become the holder of record of the Common Stock on the Automatic Conversion Date. If the stock transfer books of the Corporation are closed on the Automatic Conversion Date, the Automatic Conversion Date for purposes of determining record ownership shall be the net succeeding day on which the stock transfer books are open (and the conversion shall be deemed to have been effected immediately prior to the close of business on that day), but in all cases the conversion shall be at the Conversion Price in effect on the Automatic Conversion Date specified in the Notice of Conversion. As promptly as practicable after the Automatic Conversion Date but, in any

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event within three (3) trading days of the receipt of the Notice of Conversion, the Corporation shall issue and deliver to such Holder, at the expense of the Corporation and in accordance with such Holders delivery instructions, a certificate or certificate for the number of full shares of Common Stock to which such Holder is entitled, without any restrictive legend.

                  4.5 Fractional Shares of Common Stock. No fractional shares of Common stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion of such Series A Preferred Stock shall be computed in accordance with Paragraph 4.1.

                  4.6 Taxes. All shares of Common Stock issued upon conversion of shares of Series A Preferred Stock shall be validly issued, fully paid and non-assessable. The corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stocks pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

                  4.7 Surrendered Shares of Series A Preferred Stock. All certificates representing Series A Preferred Stock converted shall be appropriately canceled on the books of the Corporation and the Series A Preferred Stock so converted represented by such Certificates shall be restored to the status of authorized but unissued Series A Preferred Stock. Promptly following the delivery of certificates representing Series A Preferred Stock which are not fully convened, the Corporation shall immediately reissue in the name of the Holder an appropriate number of Series A Preferred Stock.

                  4.8 Available Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding Series A Preferred Stock under Paragraph 4.1, as such number may from time to time be adjusted pursuant to Paragraph 4.3, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel and subject to any necessary approval of its shareholders, be necessary to increase its authorized but

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unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  4.9 Notice to Holders. In the event (i) the Corporation shall declare a dividend or other distribution in the Common Stock other than regular cash dividends declared in the ordinary course or dividends or other distributions payable in Common Stock, (ii) the Common Stock is subdivided, combined or reclassified, (iii) of a merger or consolidation, (iv) of a Liquidation, or (v) the Corporation offers for subscription pro rata to holders of Common Stock any additional shares of stock of any class or series or other rights, then the Corporation shall mail to each Holder at the Holder's address as it appears in the stock records of the Corporation promptly and in any event at least 15 days prior to the date described in clause (a) below, a notice stating (a) the date for the determination of holders of Common Stock entitled to receive the distribution, subscription rights or the consideration in the merger, consolidation or liquidation, or the date of determination as to which shares of Common Stock will be affected by a subdivision, combination, reclassification, and (b) a brief statement of the facts requiring such notice.

         5.       Ranking of Stock of the Corporation.

         For Purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

                  A. Prior to the Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the Holders;

                  B. On a parity with the Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking and fund provisions, if any, are different from those of the Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of an amount distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices without preference or priority one over the other, as between the holders of such stock and the Holders; and

                  C. Junior to the Series A Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the Holders of the Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

         4. Except as hereby amended, the Articles of Incorporation of the Corporation remain the same.

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         5. These Articles of Amendment to Articles of Incorporation of the
Corporation shall be effective as of the close of business on December ____, 1997.

         IN WITNESS WHEREOF, the undersigned being a director of the corporation has executed Articles of Amendment to Articles of Incorporation of WORLDWIDE EQUIPMENT CORP. this _____ day of December, 1997.

                                           WORLDWIDE EQUIPMENT CORP.



                                           By:_______________________________
                                               Eilat Lev, Director










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